Letter from the CEO
In early 2018, many of you took part in a survey aimed at helping us understand how we can more effectively serve our membership. Our goal was two-fold. We wanted to hear from you, our members, on how we could continue to build on the things we were already excelling at, but more importantly what we could do to be a better, stronger partner.
This survey provided us with important intel on what you value most in your membership. Overall, we are happy to report that nearly all members found their memberships to be either very or extremely valuable. The results show that the access we provide to liquidity is key for you, in addition to our competitive rates and pricing. We’ll continue to deliver the innovative borrowing products that you shared are a must.
The data also showed that you value the relationship you have with us – we’ll continue to nurture and build on this so we can be the strategic partner you need.
No feedback process is complete without identifying opportunities for improvement. From your responses, we learned that one critical differentiator between the Bank and our competitors is ease of use. You also indicated some pain points within the collateral process. We are committed to identifying the best opportunities for improvement. Overall, education on the Bank’s products and services would be beneficial so that you can maximize your membership and the many benefits it offers. We cannot grow without critical feedback like this. The opportunities identified in our survey weighed heavily into our strategic planning process for 2019 and beyond.
I’m happy to report that suggested improvements are also being addressed in the short-term. You said you’d like the Bank to have an improved digital presence. With this prompt we spent time speaking with members and gathering additional insight. This feedback was instrumental in the creation and design of our new and improved website. Launching in late 2018, our site was built with a focus on user experience and improved functionality. No more bouncing between multiple websites, the new fhlbdm.com is filled with the information you need and the resources you want.
The critical member-cooperative feedback loop won’t stop here. We’ll be continuing to follow up with you in 2019 and encourage you to share any thoughts you may have at any time with your Relationship Manager. Thank you to those who participated in our survey. Please be on the lookout for continued opportunities to provide feedback.
Each and every member contributes to the success of the Federal Home Loan Bank of Des Moines. We thank you for your continued partnership and look forward to serving you for many years to come.
Mike Wilson